EXHIBIT 11

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES COMPUTATION OF EARNINGS PER SHARE (Amounts in Millions Except Per Share Data)

	Three Months Ended March 31
	2002	2001
	(Restated)	(Restated)
Basic
Net income (loss)	$ 59.8	$ (31.2)

Weighted average number of common shares Outstanding	373.0	366.1

Earnings per common and common equivalent share	$ 0.16	$ (0.09)

	Three Months Ended March 31
	2002 (Restated)	2001 (Restated)
Diluted (1)
Net income (loss)	$ 59.8	$(31.2)

Weighted average number of common shares Outstanding	373.0	366.1

Weighted average number of incremental shares
in connection with restricted stock
and assumed exercise of stock options	6.8	-

Total	379.8	366.1

Earnings per common and common equivalent share	$ 0.16	$ (0.09)

(1)

The computation of diluted EPS for 2002 and 2001 excludes the assumed conversion of the 1.80% and 1.87% Convertible Subordinated Notes because they were anti-dilutive. The computation for 2001 excludes the conversion of restricted stock and assumed exercise of stock options because they were antidilutive.